Exhibit 77(C):

Cohen & Steers Realty Shares, Inc. shareholders voted on the following proposals at the annual meeting held on December 17, 2015. The description of each proposal and number of shares voted are as follows:

Common Shares


		Shares Voted For Authority Withheld
Proposal 1. To elect Directors:

Michael Clark      45,173,273.558 1,041,009.576
Bonnie Cohen       45,148,122.692 1,066,160.442
George Grossman    45,179,822.241 1,034,460.893
Joseph Harvey      45,165,247.239 1,049,035.895
Dean Junkans       45,169,602.229 1,044,680.905
Richard E. Kroon   45,137,470.526 1,076,812.608
Gerald J. Maginnis 45,141,526.805 1,072,756.329
Jane Magpiong      45,131,323.039 1,082,960.095
Richard J. Norman  45,116,909.428 1,097,373.706
Frank K. Ross      45,143,074.704 1,071,208.430
Robert H. Steers   45,156,556.178 1,057,726.956
C. Edward Ward, Jr.45,156,620.315 1,057,662.819

Common Shares

Shares Voted For Shares Voted Against Shares Abstained Broker Non-Vote
Proposal 2A. To approve the 	31,276,457.533   1,469,857.829		844,325.419
12,623,642.353
elimination of CSR's
fundamental investment
restriction with respect to
investing in other investment
companies.

Proposal 2B. To approve the 	31,013,685.626   1,742,628.864 		917,933.099
12,603,205.450
conversion of CSR's fundamental
investment restriction with
respect to restricted or illiquid
securities to non-fundamental.

Proposal 2C. To approve the 	31,113,109.432   1,743,378.930
938,968.043
12,594,575.504
modification of CSR's
fundamental investment
restriction with respect to lending
to permit the Fund to engage in
securities lending.